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Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR	020 7418 1300 tel 020 7418 1400 fax

August 10, 2015

The Royal Bank of Scotland Group plc

RBS Gogarburn
PO Box 1000
Edinburgh EH12 1HQ
United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel for The Royal Bank of Scotland Group plc (the “Company”), a public limited company organized under the laws of Scotland, in connection with (i) the Underwriting Agreement dated as of July 31, 2015 (the “Base Underwriting Agreement”) among the Company and the several underwriters listed in Schedule 1 to the Pricing Agreement (collectively, the “Underwriters”) under which the Underwriters have severally agreed to purchase from the Company $2,000,000,000 aggregate principal amount of its 7.500% Perpetual Subordinated Contingent Convertible Additional Tier 1 Capital Notes (Callable August 10, 2020 and every five years thereafter) (the “2020 Contingent Capital Notes”) and $1,150,000,000 aggregate principal amount of its 8.000% Perpetual Subordinated Contingent Convertible Additional Tier 1 Capital Notes (Callable August 10, 2025 and every five years thereafter) (the “2025 Contingent Capital Notes”, and, together with the 2020 Contingent Capital Notes, the “Contingent Capital Notes”) and (ii) the Pricing Agreement dated as of August 5, 2015 (the “Pricing Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”). The Contingent Capital Notes are to be issued pursuant to the provisions of the Contingent Convertible Securities Indenture dated as of August 10, 2015 (the “Base Indenture”), as supplemented by the First Supplemental Indenture with respect to the 2020 Contingent Capital Notes dated as of August 10, 2015 (the “First Supplemental Indenture”) and the Second Supplemental Indenture with respect to the 2025 Contingent Capital Notes dated as of August 10, 2015 (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture, the “Supplemental Indentures” and together with the Base Indenture

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The Royal Bank of Scotland Group plc	2	August 10, 2015

and the First Supplemental Indenture, the “Indenture”), in each case between the Company and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”).

We, as your counsel, have examined originals or copies of such documents, corporate records and certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon and subject to the foregoing, we are of the opinion that, assuming that the Contingent Capital Notes have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Contingent Capital Notes (other than the terms governed by Scots law as to which we express no opinion), when authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms.

Our opinion is subject to (i) the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and (ii) possible judicial actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of CMS Cameron McKenna LLP, special legal counsel in Scotland for the Company, dated as of August 10, 2015, to be filed on Form 6-K concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Very truly yours,
/s/ Davis Polk & Wardwell London LLP